Exhibit 99.1

Novavax Reports Second Quarter 2015 Financial Results

Gaithersburg, Md., August 10, 2015 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced its financial results for the second quarter and six months ended June 30, 2015.

Novavax Second Quarter and Subsequent Achievements:

•	Announced positive top-line data from a Phase 2 trial of its RSV F-protein nanoparticle vaccine candidate (RSV F Vaccine) in older adults. The trial demonstrated statistically significant vaccine efficacy in the prevention of symptomatic RSV disease in older adults, the first vaccine to demonstrate efficacy against RSV disease in any population. The trial detected an attack rate of 4.9% for symptomatic RSV disease in 1,600 older adults. Similar to the Company’s findings in prior trials, there were greater than four-fold increases in both anti-F IgG and palivizumab-competing antibody (PCA) concentrations with serological responses in over 90% of vaccinated participants.

Additional details on this data are available via a multimedia news release:

http://www.multivu.com/players/English/7590851-novavax-rsv/

•	Announced positive top-line data from a Phase 2 trial of its recombinant quadrivalent seasonal influenza virus-like particle candidate (Quadrivalent Seasonal Influenza VLP). The trial, funded in whole or part with Federal funds from the Company’s contract with HHS BARDA, demonstrated that the Quadrivalent Seasonal Influenza VLP vaccine candidate was well-tolerated with no vaccine-related serious adverse events. The trial met its immunogenicity targets and demonstrated potential to meet the Center for Biological Evaluation and Research (CBER) criteria for accelerated approval.

•	Delivered positive top-line data from a Phase 1 clinical trial of its Ebola virus glycoprotein (GP) recombinant nanoparticle vaccine (Ebola GP Vaccine) candidate adjuvanted with Matrix-M™. The trial demonstrated that the adjuvanted Ebola GP Vaccine was highly immunogenic, well-tolerated and resulted in significant antigen dose-sparing.

•	Appointed Gail K. Boudreaux to the Board of Directors. Ms. Boudreaux brings over 30 years of experience from a broad spectrum of health care operations. She most recently served as the Executive Vice President of UnitedHealth Group and was the Chief Executive Officer of UnitedHealthcare. She has been honored as one of Fortune’s 50 Most Powerful Women in American Business for the last six years and was recognized by Modern Healthcare as one of the Top 25 Women in Healthcare.

2015 Anticipated Events:

•	Announcement of safety and immunogenicity data from the RSV F Vaccine Phase 2 trial to protect infants via maternal immunization; and

•	Initiation of a Phase 3 trial of the RSV F Vaccine in older adults as early as the fourth quarter.

Summary:

“We have been committed to delivering preliminary results from four of our clinical programs during the second and third quarters of this year. In the last month, we have delivered positive top-line data from three clinical trials; our RSV F Vaccine for older adults, Seasonal Influenza Vaccine, and Ebola GP Vaccine. In addition, our RSV F Vaccine Phase 2 trial to protect infants via maternal immunization is scheduled to report later this quarter. In doing so, we demonstrate the breadth and power of our recombinant vaccine technology,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “The results from these clinical trials provide us with the foundation to determine the next steps in the development plans of these programs. Given the positive top-line Phase 2 data reported today, we look forward to discussions with the regulatory authorities and the opportunity to pursue our goal to initiate a Phase 3 clinical trial of our RSV F Vaccine in older adults later this year.”

Financial Results for the Three and Six Months Ended June 30, 2015

Novavax reported a net loss of $20.6 million, or $0.08 per share, for the second quarter of 2015, compared to a net loss of $17.9 million, or $0.08 per share, for the second quarter of 2014. For the six months ended June 30, 2015, the net loss was $45.0 million, or $0.18 per share, compared to a net loss of $31.7 million, or $0.15 per share, for the same period in 2014.

Novavax revenue in the second quarter of 2015 increased 69% to $14.0 million, compared to $8.3 million for the same period in 2014. This increase results from the recovery of additional costs under the HHS BARDA contract for the settlement of indirect rates for fiscal years 2011 and 2012, resulting in an additional $7.7 million in revenue for the quarter. This increase in revenue was partially offset by a decrease in revenue resulting from a lower level of development activities under the HHS BARDA contract and our PATH agreement in the second quarter of 2015 as compared to the same period in 2014.

The cost of government contracts revenue in the second quarter of 2015 decreased 47% to $2.7 million, compared to $5.1 million for the same period in 2014. The decrease in cost of government contracts revenue was associated with a lower level of development activities under the HHS BARDA contract in the second quarter of 2015 as compared to the same period in 2014.

Research and development expenses increased 65% to $25.0 million in the second quarter of 2015, compared to $15.2 million for the same period in 2014. The increase in research and development expenses was driven by activities relating to the RSV Vaccine, the Ebola GP Vaccine and higher employee-related expenses tied to the continued growth of the company.

General and administrative expenses increased 22% to $7.1 million in the second quarter of 2015, compared to $5.8 million for the same period in 2014. The increase in general and administrative expenses resulted from increased employee-related expenses tied to the continued growth of the company.

As of June 30, 2015, the company had $314.9 million in cash and cash equivalents and marketable securities compared to $168.1 million as of December 31, 2014. Net cash used in operating activities for the six months of 2015 was $42.8 million, compared to $31.4 million for the same period in 2014. The factors contributing to the change in operating cash usage were primarily due to increased costs relating to our RSV F Vaccine, Ebola GP Vaccine and higher employee-related expenses, as well as the timing of customer and vendor payments.

Conference Call

Novavax management will host its quarterly conference call today at 4:45 p.m. EDT. The dial-in number for the conference call is (877) 212-6076 (Domestic) or (707) 287–9331 (International). A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the “Investors”/ “Events” tab on the Novavax website.

A replay of the conference call will be available starting at 7:30 p.m. on August 10, 2015 until midnight August 17, 2015. To access the replay by telephone, dial (855) 859-2056 (Domestic) or (404) 537–3406 (International) and use passcode 97557844. The replay will also be available as a webcast and can be found on the “Investors”/ “Events” on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the company’s website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue	$13,996	$8,259	$23,872	$15,721

Costs and expenses:
Cost of government contracts revenue	2,687	5,102	5,307	8,123
Research and development	25,042	15,202	50,769	29,720
General and administrative	7,088	5,806	12,931	10,114
Total costs and expenses	34,817	26,110	69,007	47,957
Loss from operations	(20,821)	(17,851)	(45,135)	(32,236)
Interest income (expense), net	108	(31)	194	(71)
Other income (expense)	72	18	(70)	18
Realized gains on marketable securities	―	―	―	615
Net loss	$(20,641)	$(17,864)	$(45,011)	$(31,674)

Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.18)	$(0.15)
Basic and diluted weighted average
number of common shares outstanding	268,083	217,178	254,727	213,075

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$167,384	$32,335
Marketable securities	147,554	135,721
Total current assets	332,979	188,158
Working capital	305,926	154,042
Total assets	424,698	276,002
Total notes payable and capital lease obligations	823	1,173
Total stockholders’ equity	387,603	229,618

Contact:	Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271